Exhibit 99.1

Analyst-Investor Conference Call

May 10, 2005

Q1, 2005 Results

Call Script

Ed Bowman:

Good afternoon and welcome to SOURCECORP’s conference call to discuss our 1st quarter 2005 results.  Thank you for joining us today.

Today joining me on the call are Tom Walker, our Chairman, Barry Edwards, our Chief Financial Officer, and Bryan Hill, our Chief Accounting Officer.

The statements and information we cover this afternoon that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from the forward looking statements.  These risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our growth, as well as the risks detailed in the Company’s filings with the SEC, including, without limitation under the heading “Risk Factors” in our most recent Annual Report on Form 10-K.

Today on the call we will be addressing:

1)              Q1 2005 financial results

2)              An update of new sales success

3)              Outlook for the remainder of 2005

4)              An update of current trends in our major business lines; and

5)              In our comments today, we will also be addressing in some detail some questions from investors, that per Reg FD, should be answered with all investors in a public forum, rather than addressed on a one off basis.

Q1 2005 Financial Results

First, let me provide some perspective on first quarter results.  The first quarter was important for several reasons.  Overall top-line and bottom-line results were better than the same quarter of last year and better than the immediately preceding quarter.  Some of the incremental results generated indicate that investments from prior periods are paying off.  Specifically, during the quarter we reported revenue of approximately $106 million, up 11% from the first quarter 2004, and up 15% from the fourth quarter 2004.  Earnings per share for the quarter were $0.46, up 188% from the first quarter 2004, and up 318% from the fourth quarter 2004.  It is important to note that In our press release, and in my and Barry’s comments that will follow shortly, we point out some of the more significant items that resulted in the large changes so that you can get a better understanding of our ongoing operating performance between periods.  The service offerings that showed the most progress during the quarter were Information Management, our largest service offering, and our Legal Class Action Claims service offering.

We also made very excellent progress during the quarter in dealing with the remediation of certain customer contracts that were involved in our internal investigation in 2004.  During the quarter, we resolved contractual conformity and billing issues that allowed us to recognize $4.1 million of revenue, which is included in the first quarter results that we reported. As we’ve indicated in the past, these specific revenue recognition events do not provide cash flow in the current period or future periods.  We also had another good sales quarter and I will provide additional comments on this later.

Now Barry will provide a more detailed update on our financial results

Barry Edwards: “Thanks, Ed.”

The financial information that I’m now discussing corresponds to the summary financial statements included in the earnings announcement we issued earlier today.  It will also be available through our corporate website at www.srcp.com.

The Company has filed for an extension to file its 10-Q to complete related internal documentation necessary for our filing.  The extension provides for up to five days to file, but we expect to file in the next day or two.

This afternoon I will comment on First quarter, specifically comparing the financial performance from continuing operations for the first quarter of 2005 with the same period last year.  In addition, I’ll also provide perspective on our expectations for the second quarter and full year performance.

Revenue

SOURCECORP’s first quarter 2005 revenues increased $10.1 million or 11% year-over-year to $105.9 million.  Without the $4.1 million of remediation revenue, first quarter revenue growth was approximately 6%.  A reconciliation table has been provided in our earnings release.

Turning to our two reportable segments, first Quarter revenues from Information Management and Distribution increased $8.3 million or 17% to $56.3 million, compared to Q1 of 2004 revenues of $48.0 million. The segment’s revenue increase was driven in part by the $4.1 million of remediation revenue that contributed approximately 8% to the overall segment growth. The remaining 9% of revenue growth is primarily due to stronger volume from existing customers and additional revenues from new customer contracts in our Information Management service offering, particularly within the mortgage, healthcare payer and government vertical markets, partially offset by slightly lower revenue from our statement processing service offering.

Revenues from our HealthSERVE, Regulatory and Legal Compliance segment increased 3.9% or $1.8 million, from $47.8 million to $49.6 million.  This was primarily due to significant growth in our legal class action claims administration offering, which experienced a $2.1 million or 24% increase from solid volume gains in small to medium size projects.  These gains were partially offset by lower revenues of approximately $2.0 million in our HealthSERVE service offerings principally due to lower demand for medical record coding staffing services and customer attrition within our release of medical record services.

Now moving to margins we are beginning to see signs of what should be a solid foundation for margin expansion.  Reported gross profit increased 21% from the prior year quarter to $44.0 million, a gross margin increase from 37.8% to 41.5%, an increase of 370 basis points from the prior year quarter.  The positive effects of the remediation revenue mentioned earlier contributed 230 basis points to the gross profit improvement.  The remaining 140 basis point year over year improvement was driven by profitability improvements which I will now discuss by reportable segment.

Information Management and Distribution generated gross profits of $22.4 million during the first quarter of 2005, representing an increase of $6.4 million or 40% compared to the prior year quarter.  The resulting gross margin improvement was 33.3% to 39.8%, an increase of 645 basis points.  Factors contributing to the increase were as follows:  a) the remediation revenue previously discussed contributed $4.1 million to the favorable year over year gross profit variance; and b) increased revenue and lower personnel costs as a percentage of revenue within our information management service offering.  The driver’s behind the more efficient use of production labor were the following productivity and quality initiatives:  the introduction of Six Sigma quality initiatives, the continued implementation of high speed scanning technology to replace labor intensive low speed scanners, broader deployment of pay for performance compensation strategies, and increased utilization of offshore labor.

Healthcare, Regulatory and Legal Compliance generated gross profits of $21.5 million compared to $20.2 million for the prior year quarter, an increase of 6% or $1.3 million.

Gross margin improved from 42.3% to 43.4% in this segment. The increase is primarily due to the effect of the revenue increase in our legal class action claims administration service offering, partially offset by higher bad debt expense in our HealthSERVE release of information service offering.  Ed will provide more detail on the initiatives occurring within the HealthSERVE offering.

SG&A:

Let’s turn to some quarter over quarter comparisons in SG & A.

SOURCECORP’s SG & A decreased approximately 3% from $31.1 million, or 32.4% of revenue, for the three months ended March 31, 2004 to $30.2 million, or 28.5% of revenue, for the three months ended March 31, 2005. The decrease in SG&A expense relates primarily to lower legal expense in the current year.  During the first quarter of 2004, we experienced higher legal expense in the amount of $4.9 million primarily due to the settlement of a significant legal matter within our Information Management and Distribution segment.  Lower current year legal expense was partially offset by the following items: (i) $1.3 million of investigation costs incurred during the current year, (ii) $0.6 million of incremental SG&A related to the KeyPoint acquisition which was acquired during May of 2004, and (iii) $2.5 million of higher personnel related cost.  We have experienced higher personnel related costs primarily as a result of the following: (i) investment in management and sales resources within our legal class action claims administration service offering, (ii) investment in technology and sales resources within our information management service offering, and (iii) higher incentive compensation related to recent new business win successes.

The rate of SG & A growth in these areas has slowed in 2005.  The first quarter improvement in revenues and profitability is indicative of the return on these prior investments.

We recognize the importance of cost management. However, the key driver to improved profitability is stronger revenue growth.  Our current expectations for 2005 suggests that this is the trend we should realize, and we’re committed to achieving it.  The present level of corporate and divisional SG & A infrastructure is necessary to support today’s organization, but is also capable of managing higher revenue levels.

EBT:

Now turning to the first quarter’s earnings before taxes from continuing operations, the Company generated $12.1 million of earnings before tax during the first quarter of 2005 compared to $4.3 million in the prior year quarter, an increase of $7.8 million or 181%.  This improvement is primarily due to the factors discussed previously in Gross Profit and SG&A, partially offset by higher interest expense in the current year quarter - due to a combination of a higher interest rate environment and higher average debt outstanding.

In reviewing EBT, I’d like to remind you that there are seasonal factors that benefit the first quarter of every year.  These factors include increased volumes within our information distribution service offering from the processing of investors’ year-end financial statements, increased volumes in our information management service offering due to state tax return processing, and tax consulting performed in our legal service offering.

Turning to profitability as measured by EBT margins, both reporting segments and the total company evidenced a healthy rebound.  Our Information Management and Distribution segment improved EBT margins from a negative (3.4%) in last year’s first quarter to 10.3% in 2005.  The remediation revenue, as discussed earlier, contributed 700 basis points at the segment level to the EBT margin improvement for this segment.  In addition, the productivity improvements included in the gross profit discussion, contributed 180 basis points to the segment’s ebt margin improvement.  The remaining improvement of approximately 490 basis points for this segment was primarily attributable to lower SG & A explained by a large legal settlement occurring during the first quarter of 2004.

Our Healthcare and, Regulatory Legal Compliance segment’s EBT margin improved from 12.4% to 12.6%.  Most of the improvement in this segment can be attributed to stronger profitability in Legal Class Action Claims Administration.  Total company EBT margins improved from 4.5% to 11.4% due to the cumulative effect of the factors just discussed.

Let’s now look at EPS for the quarter.  During the first quarter of 2005, the Company reported EPS of $0.46 compared to $0.16 for the prior year quarter.  Both years include significant items that management believes, if explained, provide a better comparison of year-over-year operating performance.

The current year quarter EPS benefited from the inclusion of the $4.1 million of remediation revenue which contributed $0.16, significantly lower legal and professional fees contributing $0.10 due to an unusually high expense in the first quarter of 2004 related to a litigation matter, and net performance improvements primarily in information management and legal class action claims administration of $0.04 when compared to the first quarter of 2004.

Cash Flow

Cash flow from continuing operations for the quarter was negative $4.4 million primarily due to significant working capital changes that included a $9.0 million increase in accounts receivable, a net decrease in compensation payable of $4.0 million related to payment of 2004 incentive compensation and timing of payroll funding.  Keep in mind, salaries and wages represent approximately 61% of total company costs.  So, movement in the number of accrued payroll days can have a timing effect on operating cash flow, both positive and negative in any given quarter.  The increase in AR came primarily in our Legal service offerings and in our Information Management service offerings.  Although the negative swing in working capital is not good news, we historically have had sizable swings in working capital between quarters.  Assuming that we can reverse part of the (negative working capital) swing by collecting AR, we believe the Company should be able to achieve an operating cash flow level for the year within the previously provided range of $35 to $50 million.

During the quarter the Company had capital expenditures of $5.7 million. In addition, the Company completed the planned divestiture of a small operating subsidiary that provided application solutions to state and local government.  The sale resulted in cash proceeds of approximately $0.2 million and a $0.01 loss per share from discontinued operations during the first quarter of 2005.

As a result of the changes in cash flow, debt outstanding as of March 31, 2005 was $94.5 million, compared to $87.8 million at December 31, 2004, bringing debt to total capitalization to 23.9%.

Guidance

Based on current trends, the Company is reaffirming its 2005 financial guidance relating to its continuing operations for revenues of approximately $400 million to $425 million.  As we suggested on our last call, we are more comfortable today at the lower end of the $1.35 to $1.55 EPS range which excludes the $0.16 EPS effect of remediation revenue and any other remediation revenue that may be reviewed in future periods.  I would also like to note that our earnings per share guidance includes legal and investigation costs of approximately $0.09, of which approximately $0.05 occurred during the first quarter of 2005.

Other factors that may cause actual results to deviate from previously provided revenue and earnings per share guidance include, but are not limited to, variance from expected implementation costs associated with new contracts, variance from expected revenues or costs associated with existing contracts, the timing of commencement of new projects and sales results and the discontinuance of a significant customer arrangement.

Now I’d like to turn back to Ed to discuss sales results.

Thank you, Barry

Sales Results

Our reported sales results represent total expected revenue over the term of the contract measured at the time of contract execution and include new sales to new customers, new sales to existing customers and renewals of existing contracts.  The Company has not undertaken, and does not undertake, to update estimates over time.  Anticipated contract volumes and revenue routinely increase or decrease from the date the contract is executed and the estimate is made, and in some cases by material amounts. Contracts from time to time can be subsequently modified or partially or completely terminated by us or by the customer, and these contracts may have represented a large portion of the expected revenue estimated at the time of contracting.  Therefore, sales estimates on previously reported dates may not represent current estimates.

We closed $62.9 million in total expected contract value during the first quarter, our second most successful quarter of contract signings in the last 12 quarters.  Included in the total contract value closed was $17 million from new sales to existing customers and new customers as well as $45.9 million of contract renewals.  These results were slightly above our 2004 quarterly average, but, significantly above our 2003 quarterly average of $30.1 million.

It is important to note that we had two, large, important customer contracts up for renewal and both were re-won for three-year and five-year terms after two competitive sales processes.

Our Information Management and Distribution segment generated 72% of contract signings.  Our Healthcare, Regulatory and Legal Compliance segment generated the remaining 28% of contract signings, of which the Legal and Regulatory Compliance service offerings represented 2/3s of the segment’s total.

Prepared Q&A

Now we would like to move to a new segment in our call where, as part of our broad business update, we respond to questions we have received which per Reg FD, we believe, need to be addressed initially in a public forum. The first area I will address are several questions about our various lines of business.

Update of current trends in our major business lines

I will begin with our largest business offering, Information Management.  As you know, over the last several years we have made significant investment in sales, technology and infrastructure to transform this business. For the rest of 2005, we expect the rate of growth of these investments to slow.  During the 1st quarter of 2005, Information Management experienced improved results in internal revenue growth and margin expansion.

Some of you have asked us to elaborate on trends in specific markets, so I will provide you some details within the mortgage industry, the healthcare payor industry, and the government market within Information Management.

Mortgage

The mortgage market is our largest vertical within Information Management.  In 2004, approximately 14.6% of total company revenue was derived from the mortgage industry.  It’s important to understand how we get paid for our services and what metrics our business is sensitive to.  Much of our revenue is related to loan origination volumes.  We actually get paid by customers in two ways.

•                  First, most of our revenue is tied to services related to electronic imaging completed mortgage loan files and these are transaction based services.  So, to the extent that these volumes fluctuate, positive or negative, our revenue and earnings are impacted positively or negatively.

•                  A smaller amount of our revenue in the vertical is based on loan file images stored on our FASTRIEVE data repository and the offsite storage of customer’s physical mortgage files.  While this is a much smaller portion of our revenue, these services generate revenue based on the cumulative volumes stored and, therefore, are not dependent on new volumes to sustain that revenue flow.

So, given this, “How did we do in the first quarter versus prior periods”?  While we believe the rise in interest rates has caused a national decline in mortgage loan originations, revenue from our mortgage vertical increased {approximately 28%} over the prior year due to continued penetration of existing customers and the addition of several new customers during 2004.  For example, among customers existing during the 1st quarter of 2004, we achieved revenue growth of {approximately 16%}.  In addition, following the 1st quarter of 2004, we added three customers representing {approximately12%} of our revenue growth for this vertical market.

To understand our future business prospects, we must look at it through the eyes of our customers.  The general theme we hear from our mortgage customers is that while rising interest rates may produce fewer loan originations than 2004, our customers are trying to grow their revenue quarter over quarter, just like we are.  Therefore, they are trying to take actions that will allow them to grow.  One method often used by our customers is to acquire loan portfolios from other loan originators, which helps increase volumes in their business and in turn drives our business.  Because our client base is comprised of some of the larger mortgage companies, they are in a position to acquire other portfolios.  The degree to which they are successful with this strategy would have an impact on our revenue.

You might ask, “To what extent have we included any change in mortgage origination volumes into our future expectations and specifically, has a decline in mortgage volumes been factored into our 2005 guidance”?  In building our guidance, we frequently ask our customers what they think their volumes will be, because we have to position our operations and staffing to handle their volumes, and of course we do not want to be overstaffed or understaffed to handle anticipated volumes.  We base our forecasts on customers’ input and factor current operating volumes we are actually experiencing from customers.  This is the best guidance that we can give at the time we provide it.

Our original 2005 guidance did not factor a decline in mortgage volumes.  We actually factored in growth in 2005 due to the expectation of new customers coming on line in-year and on the assumption that our current customers would continue to generate new volumes through acquisition of loan portfolios and by adding new services that we could perform.

We updated our internal forecast after the close of our first quarter to reflect customer input and our recent experience.  So, our internal current forecast is lower than our original expectations, but still above 2004 levels for our mortgage vertical as a whole.  This is based on the expectation that our current trend of adding new customers will continue.

We have prospects in our sales pipeline that we anticipate closing in the second half of the year and we expect they would begin contributing new revenue later this year.

Healthcare Payer

In our healthcare payer market, revenue grew 16% versus the first quarter 2004 and 5% versus the fourth quarter 2004.  This is a reflection of both increasing volumes with existing customers as well as new customers that have been brought online.  More importantly, however, is the significant progress that this operation has made, particularly during the first quarter of 2005 with regard to implementing operating improvements that enabled earnings to grow at an even greater rate.  Profitability increased in part due to our Six Sigma Quality Programs (process, technology, customer integration, quality) resulting in impressive performance improvements.  We believe that we have additional room for profitability improvements in processing healthcare claims.

Government

During Q1 of 2005, we experienced an increase in revenue and earnings from our federal and state government vertical.  This was primarily due to the startup of a new contract with the IRS, plus higher volumes due to seasonal state income tax work and renewed activity with another significant federal government agency that we had done work for previously.  For these areas of our government business we currently expect this stronger trend to continue throughout 2005, with the potential to add more government business later this year.

However, I also want to point out that in our government vertical we have just received notification from a customer with whom we closed a large, multi-year opportunity in the fourth quarter of 2004, that they have modified their plans and that they do not plan to proceed with all of the contract as originally negotiated.  We do not know the full impact at this time, since we have just received this communication, but we are working with the customer on plans for the future.  This may have an impact on our results for this year, but it is too early to know or modify expectations at this time.

HealthSERVE

Now, let’s now shift our attention to our healthcare provider business, HealthSERVE.  As we have shared with you in the past, the revenue within this business offering in total is not growing, although certain lines of service are growing while others are flat or declining.  As a result, we have been focused on cost reduction and cost containment.  During 2004, we initiated a major project to more fully integrate the operations of our Medical Records Release services.  This involved the consolidation of the intense back office processing associated with this service offering, specifically, the significant AR collection effort involved.  So, during 2004, we began centralizing our nine regional centers into a single National Business Center, located in Wisconsin.  The purpose of this centralization was to reduce costs and to help improve AR collection performance, through a combination of process improvements and economies of scale related to efficiencies, while maintaining or improving quality customer service.  We believe this transition is substantially complete. However, as you might expect we experienced some redundant costs and some delay in our collection effort resulting from executing this transition.  We do expect these trends to reverse during the second half of 2005.  In addition, we are working hard on our cost reduction and collection improvement initiatives in an attempt to position us for improved profitability in the future.

Legal Consulting

In our last conference call I briefly mentioned some weakness versus our expectations in the Legal Consulting Group.  I want to provide you with additional perspective.  Legal Consulting revenue averaged approximately $10.5 million a quarter during the first three quarters of 2004, and fell approximately 10 % to $9.4 million in the fourth quarter in 2004.  This was largely due to a reduction in revenues within one practice area, our Litigation Support Group (LSG) (Q3-$1.25M / Q4 -$0.275M).  Revenues for the first quarter 2005 rebounded to approximately $11 million, approximately 17% above fourth quarter and approximately 6% above the run rate for the first three quarters of 2004, but still below our expectations for Q1.

Now, let me further explain what is happening in the LSG practice area.  The LSG Practice provides operations support and discovery related services to the government vertical.  Several large cases that ended in 2004 have not been replaced by similar work due to funding limitations and delays.  We have been working very hard to get the funding necessary to continue some of this work, and we believe that during the second quarter some of this work will be funded and we will receive contracts to continue this work.  While we are continuing to experience weakness in the LSG area, this weakness has been off-set by strength in other practice areas.  Much of this increase occurred during the month of March as new business started to come on-line.

Legal Claims

One of our strongest performers during the first quarter was our Legal Class Action Claims Administration business.  A number of changes were made during 2004 to implement a much stronger sales and marketing focus and these changes are now beginning to pay off.  Revenue was up approximately 24% versus the first quarter 2004 and 37% versus the fourth quarter 2004.  In addition, operating income was up approximately 12% versus the first quarter 2004 and 52% versus the fourth quarter 2004.  Looking forward to the second quarter, we believe both revenues and earnings in Legal Class Action Claims Administration will show growth versus the same period of 2004.

Remediation Revenue

Some of you have asked questions regarding additional progress on resolving remediation revenue related to our internal investigation in 2004.  We believe open issues representing approximately $3 million will be finalized during the second quarter with the potential for the remaining remediation to occur during Q3 and Q4.  While this revenue is non-cash, it would demonstrate that the majority of the revenue related to our internal investigation has been dealt with in a timely manner.

Earn-Out Recovery

Some of you have asked about our plans to recover the earn-out payments.  We do plan to initiate action to recover excess earn-out payments and other related damages in the near future.

Acquisitions and Divestitures

Some of you have asked questions about our current plans related to acquisitions and divestitures and specifically if we have near-term plans for either. We continue to evaluate areas for expansion through acquisition, but at the current time we are primarily focused on improving financial performance through operating improvements and internal growth. You should not expect to see us close on an acquisition anytime soon. We also routinely evaluate the contributions made from each of our operating divisions and we will continue to do so. As you know, in the past we have divested certain operating units if we believed it was in the best interest of shareholders. This includes a major divestiture program conducted in conjunction with a strategic realignment of SOURCECORP in 2001.  Most of our current lines of business have a low tax basis, including intangibles. As a result, most divestitures would create a significant tax gain, and as such, net after-tax proceeds would have to be reinvested at higher returns than are currently being earned in order to maintain the Company’s earnings power and/or valuation. These net after-tax proceeds could be used for repurchasing stock, paying down debt, for internal projects or acquisitions. Based on our current evaluation, we believe that our current operating divisions and the potential reward of improving existing profitability, as demonstrated in the first quarter, is currently better than divesting and looking for alternative uses of funds.

I hope that this review has answered many of the questions on your mind.  I will now turn it back to Barry for more detailed financial discussions.

Frequently Asked Questions

1.  I’d like to provide more perspective on SG&A trends.

Looking at SG&A on a broader basis, SG & A for the Company was 28.7% of revenues for calendar year 2004 and 28.5% of revenues in the first quarter of 2005.  We currently expect SG&A during the 2nd quarter of 2005 to be slightly lower in dollars terms but slightly higher in percent of revenue terms due to the somewhat seasonal nature of Q1 revenue versus Q2.  In addition, we expect the SG&A quarterly run-rate to decline modestly to approximately $29 to $29.5 million for the third and fourth quarters of 2005 resulting in a full year SG&A revenue percentage of approximately 28% at current revenue guidance levels.

Let me highlight some of the activity driving year-over-year changes in SG & A.

As many of you know, much of the Company’s SG & A growth over the last several years has occurred within the Information Management service offering where we’ve made significant investments in sales and IT personnel.  In addition, we have invested in administrative management within Information Management in order to build an operating company with true BPO focus.

One question we’ve been asked to clarify was “What is the $3.7 million of “other personnel expense” cited in the 10-K as a reason for the large increase in 2004’s SG & A?”  The $3.7 million of personnel expenses relates primarily to:  a) incremental costs related to national sales and IT hires; and b) other employee benefit costs of approximately $500,000.

In addition to our investments within information management, a sizable portion of the SG&A increase experienced between 2003 and 2004 related to an extraordinary legal matter of $3.9 million and the investigation related legal costs and professional fees of over $2 million, all occurring during 2004.

Another significant activity driving SG&A increases in 2004 when compared to 2003 was increased government regulation, specifically Sarbanes Oxley.  While we’re pleased that the Company had no material weaknesses at year-end, and that controls have been strengthened, the incremental cost between Internal Audit, external auditors, and our accounting and IT compliance functions was $2.6 million, or approximately $0.10 a share.  This year we are working to reduce the complexity of our internal control environment through further centralization of administrative functions and improvements within our technological applications.  This should have the effect of strengthening controls, and simplifying the ongoing compliance process, which should lower costs over time.

Finally, because we transitioned our long-term incentive compensation plan from stock options to restricted stock in 2003, SG & A costs rose approximately $1.8 million between 2003 and 2004.

Let’s talk about other company-wide initiatives that have occurred over 2004 and 2005 that should reduce our total cost structure.  Since personnel costs are our largest single cost, representing approximately 61% of our expenses, initiatives to lower personnel costs are always a priority.

1)              While we are constantly vigilant on controlling SG & A costs, we also pay considerable attention to the cost of services drivers.  Improvements are being implemented that should be reflected in higher gross margins.  Gross margins finished 2004 at 36.6% and are currently projected to rise to the 38% to 39% range by year-end 2005.

2)              For example, in our Information Management service offering, we have ongoing initiatives focused around the broader implementation of piece rate pay strategies, further deployment of optical character recognition technology and the use of Lean/Six Sigma process and quality improvements to simplify and improve processes and resolve inefficiencies in our largest operations.  Through the Lean/Six Sigma initiatives, our goal is to improve workflow processes, resulting in both lower costs and improved quality, which in turn increases our opportunity to earn production bonuses and attract additional business.

We intend to update you throughout the year as we continue to make progress in lowering our cost structure.

2.  What were bank fees paid for covenant waivers and amendments in 2004? Are these in SG&A? Will there be more in 2005? How much?

Total fees for the covenant waivers were $290,000.  Interest costs are shown in “Other Items (Expenses)” on our Income Statement.  In 2005 SG&A, there could be expenses of up to 125 basis points later this year when the bank debt is refinanced.  The precise dollar amount would depend upon the size of the bank facility we secure.  These potential refinancing costs are built into our guidance.

3.  How many employees were there in 2004?

As reported in our 10-K we had 5,800 full time and part time as of year-end 2004, down from 6,400 the previous year.  Due to productivity initiatives, we anticipate this number of employees declining further in 2005.

4.  We’ve been asked to quantify the multiple paid for the KeyPoint acquisition last year.

The enterprise value divided by the EBITDA multiple paid for KeyPoint was 5.6 times pro forma 2004 EBITDA of $2.7 million, which we believe compares to typical industry multiples in the 6 to 8 range.

The KeyPoint acquisition was a positive strategic move for us, since it has broadened our coverage into ten key practice areas, increased locations from three to seven and raised our total PHD’s from 32 to 41.

Q&A Transcript

This completes the answers to our most frequently asked questions.  And we’re now ready to answer questions from people on the call.

Operator:  Thank you.  The question-and-answer session will be conducted electronically today.  If you would like to ask a question, please signal by pressing the star key followed by the number one on your touch-tone phone.  If you are using a speakerphone, make sure that your mute button is turned off to allow your signal to reach our equipment.  Again, it is star one to ask a question.  And we’ll pause for just a moment to assemble our roster.

And once again, it is star one to ask a question.  We’ll go first to John Rolfe from Argent Capital.

John Rolfe:  Hi, guys.  How are you?

Barry Edwards:  Hello, John.

Ed Bowman:  Hi, John.  How are you doing?

John Rolfe:  I’m good, thanks.  A couple of quick questions, one was on the remediation payments for the quarter, in terms of the operating profit contribution from an P&L standpoint, is that all up in gross margin?  Or is there a piece that’s in SG&A as well?

Barry Edwards:  It flows through John completely.

Ed Bowman:  All gross margin.

Barry Edwards:  It’s all gross margin.

John Rolfe:  OK.  And the other question I had for you, if you look a little further out, beyond ‘05, you know, you’re talking about a run rate of 38 to 39 percent gross margin by year end this year.  Do you see, you know, further upside to that, on the basis of business mix shift, or other technology initiatives, that sort of thing beyond this year?

Barry Edwards:  John, there could be some, probably not material, and we simply haven’t modeled in great detail what all of the implications of the technology and issues could be beyond this year.

John Rolfe:  OK.  Great.  Well thanks very much.  I appreciate it.

Ed Bowman:  Thank you, John.

Barry Edwards:  Thank you.

Operator:  Next, we’ll go to Greg Ciongoli with Sowood Capital.

Greg Ciongoli:  Hey, guys, how are you doing?

Barry Edwards:  Hi, Greg.

Ed Bowman:  Great, Greg.  How are you doing?

Greg Ciongoli:  I’m doing well, thanks.  Just a question on some of the language you used for your 2005 guidance, if I look back at the March press release, you talk about meeting or exceeding the low end of guidance needing better revenue growth.  And now, you talked about, in order to appreciably exceed, is that just a comment about your – is that comment about your comfort or your ability to meet the low end?

Barry Edwards:  Yes, I really don’t think we’re seeing anything different this time than we were last time.  You shouldn’t read anything into the word appreciably.  I think we’re saying the same thing now that we said in our last call.

Greg Ciongoli:  OK and then, just a follow up question on refinancing costs that were built into your guidance for your bank facility.

Barry Edwards:  Right.

Greg Ciongoli:  Can you just talk through that a little bit.  Did I hear correctly that it would be 150 basis points total on total revenue?

Barry Edwards:  One hundred twenty five basis points on the total size of whatever facility we…

Greg Ciongoli:  I see, OK.  So if we back out the refinancing costs, and then, also the merger related costs, and you get to kind of a normalized revenue rate of, you know, somewhere closer to $1.44 to $1.50 at the low end.

Barry Edwards:  Also keep in mind you have – in our guidance we have nine cents baked in for legal costs, associated with the ongoing litigation and the investigation.  So that’s sort of a one time, non recurring deal that we would not expect in ‘06.

Greg Ciongoli:  OK.  I see.  So if I take 1.35 add back nine cents, then I get to about $1.44 and then maybe 125 basis points on credit facility could be an additional five cents, you get closer to the $1.50.

Barry Edwards:  No.  The financing costs – well we’ve amortized that over the length of the facility too.

Greg Ciongoli:  I see, OK.

Barry Edwards:  That’s pretty immaterial Greg in the total picture.

Greg Ciongoli:  OK.  Great, well thanks a lot.  I appreciate it.

Ed Bowman:  Thank you.

Operator:  Next, we’ll go to Stephen Weber with SG Cowen.

Stephen Weber:  Good afternoon.  Could you guys give us some more color on this government contract that is being changed?  How much revenue were you counting on?  And why haven’t you made any adjustments?  It sounds like it’s not going to happen, so why haven’t you made some adjustment in your internal plan?

Ed Bowman:  Well we just got the word about their intent.  Only a portion of it has been indicated currently that they would not go forward.  We are, actually, currently live and operational so we don’t – you know, we don’t know what the impact will be right now.   We think …

Stephen Weber:  Can you give us some indication of what you’ve been counting on for this contract in 2005?

Ed Bowman:  We had about seven million in our estimate for this year.

Stephen Weber:  And you’ve presumably gotten a little in the first…

Ed Bowman:  Yes, we have some of that all ready.

Stephen Weber:  Right.  And did you say that not all of this was at risk?

Ed Bowman:  Based on what we have been told, only a portion of it will not go forward, so that’s about – I mean that’s really all we know right now.  Not all of it is at risk right now based on what we know.  And we think we have good solid contracts with minimum payments that should – you know, if the contract is honored, then we should be pretty, you know – if it’s truly honored, we should be in pretty good shape with it.

Stephen Weber:  OK.  And this doesn’t all drop down.  I mean this is – there are a lot of costs associated with that kind of business, right?  That’s not a huge margin business.

Ed Bowman:  That’s right.

Stephen Weber:  ((inaudible)) in the legal business?

Ed Bowman:  You’re correct; it is nothing like the legal business.

Stephen Weber:  OK.  A second question, could you give us some color on, your signings, were once again, terrific.  But as you correctly pointed out there’s contract length, et cetera.  What is your view of these signings, were they better, equal to, better than you expected?  Is it…

Ed Bowman:  Well actually, if you look at the mix between renewals and new business, you know, I would have liked to have seen new business a little higher than what we had, although the renewals are very important because, you know, having won those we don’t have to go replace that revenue.  I would have liked to have seen new signings a little stronger though.  You know, we won’t see that level of renewal coming up in future quarters.  So we need to see additional strength on the new sales side.

Stephen Weber:  Can you just comment on what is happening?  Is this a slow down in the market?  Did you not – your win rate not come up to speed or what?

Ed Bowman:  That’s a real good question, and we’ve looked at that pretty hard.  One of the factors that we noticed during the quarter is that because of the restatement our sales slowed down some.  We had customers that were in sales cycles, that actually we were almost chosen but decided to hold off until the restatement was done.  And those sales cycles have now picked up again.

And then there are – which delayed some decisions.  And then, I’m aware of two situations where we absolutely lost a sale because for the stated reason of the restatement.  So those are two deals that we thought we had won that lost.

Stephen Weber:  OK.  And then lastly, if your mortgage business was up 28 percent, is there any remediation or anything in there?

Ed Bowman:  No.  That’s a good question.  There was no remediation in the mortgage business at all.

Stephen Weber:  OK.  You were up 28 percent in the first quarter, could you give us some feel for the ramp?  I mean you said you’d be up for the year, that sounds like that’s ((inaudible)) conservative.  Could you give us some feel for what is realistic to count on for the year in mortgage?

Barry Edwards:  (Steve), I don’t think it’s going to continue to grow at that rate, because most of those – a lot of our new customer growth came in the first quarter of last year, so the year over year comparisons will be more apples to apples going forward, I think.

Stephen Weber:  OK.  All right.  Thank you very much.

Ed Bowman:  Thanks, (Steve).

Operator:  Once again, please press star one if you would like to ask a question.  Next, we’ll go to Carmel Gerber with Weisel.

Carmel Gerber:  Hi, can you hear me?

Ed Bowman:  Yes, we can.

Barry Edwards:  Yes, we can.

Carmel Gerber:  OK.  Great.  I was wondering if you could clarify more about the remediation.  So there weren’t any cost expenses involved with this?

Bryan Hill:  No, Carmel, there wasn’t.  I mean this was purely revenue that was deferred as a part of the restatement.  And as a result of the remediation efforts, we were able to formally complete all of the revenue recognition requirements that enabled us to recognize the revenue.  So there was no direct costs.  I mean there’s certainly the administrative costs that would be related to the remediation effort itself.  Those were basically immaterial.

Carmel Gerber:  OK.

Barry Edwards:  So we have all of the costs in prior periods.

Carmel Gerber:  Right.

Barry Edwards:  Without the revenue, yes.

Carmel Gerber:  I would think with the accounting concept of matching, that you would try to match the expenses with the revenue.

Bryan Hill :  Well that is a true comment.  However, we were unable to defer the cost because of the inability to predict whether or not the revenue would ever actually be recognized.

Carmel Gerber:  OK.

Bryan Hill :  So that required us to keep the cost in period.

Barry Edwards:  All consistent with GAAP.

Bryan Hill :  Right.

Carmel Gerber:  OK.  All right.  Great, thank you.

Operator:  There are no further questions at this time.  I’ll turn the call over to Mr. Bowman for any closing comments.

Ed Bowman:  Thank you very much for your interest in SOURCECORP.  We’re happy with the good progress we made during the fourth quarter, and with the some of the progress we’re seeing in some of our vertical markets.  So thank you very much.

Operator:  That does conclude today’s conference call.  Again, thank you all for your participation.  And have a great day.

END